Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sientra, Inc.:

We consent to the use of our report dated March 14, 2017, with respect to the balance sheets of Sientra, Inc. as of December 31, 2016 and 2015, and the related statements of operations, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three year period ended December 31, 2016, and the related financial statement schedule, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

January 8, 2018